UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐                             Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 18, 2023, Luxor Capital Group, LP and certain affiliates issued the following press release:

Luxor Capital Releases Presentation to Fellow Ritchie Bros. Shareholders

Presentation Details Why Shareholders Should Vote AGAINST RBA’s Ill-Advised, Self-Serving and Value-Destructive Merger With IAA

Urges Shareholders to Vote on the GREEN Proxy Card AGAINST the IAA Merger

NEW YORK, Feb. 17, 2023 -- Luxor Capital Group, LP (“Luxor”), as the manager of funds owning 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), representing approximately 4.2% of the Company’s outstanding shares, announced today that it has released a presentation to RBA shareholders detailing its reasons for why RBA shareholders should oppose the proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”).

The Luxor presentation is available at https://www.luxorcap.com/LuxRBA021623.pdf

“The IAA Merger is the result of a deeply flawed and manipulated process led by a management team with no experience in large scale M&A and caught up in the fever of deal-making at any cost.

RBA reacted to the extraordinary shareholder opposition to its value-destroying merger with baffling intransigence and issued a grossly mispriced security to an activist fund that will transfer value away from RBA shareholders. The RBA Board’s merger-at-any-cost approach has continued with its ever-changing justifications for the deal, making management’s just trust us defense ring increasingly hollow,” said Doug Snyder, President of Luxor.

“RBA is an unusually attractive and deeply undervalued business, and shareholders will be substantially diluted by IAA’s hugely challenged business. Along with other significant long-term RBA shareholders who have publicly voiced their opposition, we strongly encourage our fellow shareholders to vote against the IAA Merger,” continued Mr. Snyder.

In its presentation, Luxor outlines why it believes that the IAA Merger is an extremely value destructive error by the RBA board of directors (the “Board”) that must be corrected by a NO vote:

A deeply flawed and manipulated process

Almost a month after the IAA deal price was agreed to and two weeks before the deal was announced, at a time when RBA was materially out-performing expectations, RBA manipulated the fairness opinion outcome by introducing a new forecast well below its prior set of projections and required its advisors to rely on these low-ball estimates for its valuation. Using the same DCF assumptions as those used by RBA’s own advisors’ applied to the original set of projections (which were later relabeled the upside case, despite being at the low-end of the publicly stated evergreen metrics), shows that the deal did not work. In contrast, the RBA Board, in its extensive “diligence”, decided to take the seller’s point of view and use the identical aggressive IAA forecasts that IAA management provided.

Shareholders need to vote NO on a deal based on manipulated projections that do not reflect the reality of either company’s business.

RBA has incredible standalone prospects

RBA is an unusually attractive and deeply undervalued business with a dominant market position built over many decades. The Company remains in the early innings of monetizing its market position as it unlocks potential revenue streams, akin to what countless marketplaces have done before it. Again, using RBA’s own advisors’ DCF assumptions on the mid-point of the evergreen metrics, with capex ~25% above historical levels, the business is worth ~$111 per share at the mid-point on a standalone basis – and we believe far more – as the business continues to out-perform as evidenced by the Q4 results.

The combination will destroy billions in RBA shareholder value

As highlighted by the 18% stock drop on the day of announcement, the plurality of negative sell-side opinions, and the continued underperformance of RBA shares relative to the NASDAQ of >15%, the deal clearly lacks strategic rationale. In response, the Company has repeatedly shifted its narrative, first citing diversification, then making the focus RBA’s yards being used for IAA, then moving on to fanciful revenue synergies, and now squarely resting their case on the potential satellite yard benefit for RBA. As a reminder, RBA is not the company that initiated this negotiation in seek of a suitor and is not in need of help. Completely debunking the Company’s claims that satellite yards are a justification for this disastrous deal, as recently as May of 2022, the Company said about opening up satellite yards on its own: “we can stand up yards and hire sales folks at a pretty good clip.” We do not think a >$7 billion acquisition is necessary for what the Company can achieve on a standalone basis at a cost of ~$30 million or less.

RBA responded to opposition to the IAA Merger by punishing RBA shareholders

The proxy statement made it abundantly clear that the RBA Board and management are not open to feedback and wish to force the deal through by any means necessary. Many large, long term and prominent RBA shareholders beyond Luxor have publicly come out in opposition to the deal. In response to this significant opposition, RBA bought a hollow endorsement from Starboard Value, an activist fund, by issuing an egregiously mispriced security without seriously looking for alternative financing partners, resulting in $99-154 million of common shareholder wealth transfer.

Luxor invites its fellow RBA shareholders to review its presentation and join Luxor and many other RBA shareholders in voting the GREEN proxy AGAINST the IAA Merger.

If you require assistance in voting your GREEN proxy or would like to receive updates, please call Okapi Partners toll-free at + 1 (877) 629-6356 or Shorecrest Group at + 1 (888) 637-5789.

After reading the information provided, if you agree that the IAA Merger is not in the best interest of RBA or its shareholders, we urge you to take the time to vote AGAINST using your GREEN proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the GREEN proxy card that is being mailed to shareholders of record. Only the latest-dated validly executed proxy that you submit will be counted. Please follow the instructions on the GREEN proxy card to vote using one of the available methods provided. To ensure your vote is counted, we recommend that you vote on the internet where possible, so your vote is received before March 9, 2023 at 5:00 p.m. (Pacific Time).

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE OF RITCHIE BROS.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

Luxor Capital Group, LP, LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, Christian Leone, and Jonathan Green (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with a special meeting (the “Special Meeting”) of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 13, 2023. This document is available free of charge on the SEC website.

Contacts:

Investor Contacts

Douglas Friedman
Luxor Capital Group, LP
RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb
Okapi Partners LLC
(212) 297-0720
Info@okapipartners.com

Media

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
luxor@gagnierfc.com